Exhibit 10.1

COMPENSATION ARRANGEMENT FOR F. WINFIELD TRICE, JR.

The Centreville National Bank of Maryland and Mr. Trice are not parties to a written employment agreement. Mr. Trice’s employment arrangement provides for an annual salary of $200,000, subject to annual adjustment, bonus eligibility under the Shore Bancshares, Inc. 2007 Management Incentive Plan (the “MIP”), and participation in the Shore Bancshares, Inc. 401(k) and profit sharing plan, equity compensation plan, and group term life insurance program, to the extent the provisions and regulations of such plans permit such participation. Mr. Trice’s incentive bonus target under the MIP is 30% of annual salary, weighted 30%/70% between the net income target and the individual performance target, respectively. The components of this award are subject to upward and downward adjustment based on performance, as described in the MIP, except that Mr. Trice is guaranteed a minimum award of $30,000 (15% of salary) for 2007.